EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We consent to the incorporation by reference in Registration Statements No. 33-71276, 33-94370, 333-83089, 333-84183, 333-38094, 333-108716 and 333-125743 on Form S-8 and Registration Statements No. 33-49082, 33-76094, 333-24549, 333-76641, 333-77925, 333-31442, 333-32776, 333-34958, 333-35934, 333-107820, 333-111680, 333-114389, 333-123867, 333-124230 and 333-125979 on Form S-3 of our report dated December 14, 2005, relating to the financial statements of AVANIR Pharmaceuticals and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of AVANIR Pharmaceuticals for the year ended September 30, 2005.
/s/ DELOITTE & TOUCHE LLP

San Diego, California
December 14, 2005